UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2014

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On March 27, 2014, PartnerRe Ltd. (the “Company”) or, in certain cases, a subsidiary of the Company, entered into an amended and restated employment agreement with each of Messrs. Costas Miranthis, William Babcock, Emmanuel Clarke and Theodore C. Walker, each of whom is a named executive officer of the Company and a member of the Company’s Executive Committee.

Mr. Miranthis’ amended and restated employment agreement, among other things, provides that:

•
Effective for the 2014 performance year, the target value of his annual equity award will be $4,500,000 and the target value of his annual incentive will be 150% of his base salary.  The amounts of annual equity award and annual incentive he will receive will be determined by the Compensation Committee of the Board of Directors of the Company (the “Board”).

•
Upon his termination of employment due to death, his spouse (or dependent children if he has no spouse at the time of death) will receive, among other things, (i) 12 months of base salary (an increase from 6 months), (ii) a payment equal to the target annual incentive for the year of termination (an increase of 50%) and (iii) continued health coverage for 24 months following the termination.

•
Upon his termination of employment without cause or for good reason, any unvested restricted share unit and share appreciation right awards held by him at the time of termination will vest and, if applicable, be paid out, and any unvested performance share unit awards held by him at the time of termination will vest on a pro rata basis and be paid out based on target level of performance.

•
In the event that the Company elects to terminate his employment before the end of the required notice period, he will receive a payment that reflects the amount of compensation he would have earned had he remained an employee through the termination date originally specified in the notice of termination.

•
He will generally be subject to covenants not to compete or solicit for a period of 12 months following termination.  In the event of an early termination by the Company after the notice of termination is communicated for a termination without cause or for good reason, he will be subject to such covenants from the date of such early termination to the termination date originally specified in the notice of termination and for 12 months thereafter.

The amended and restated employment agreements for Messrs. Babcock, Clarke and Walker include the same provisions as described above for Mr. Miranthis, except that:

•	The target value of annual equity awards for each will be $1,250,000, and the target values of their annual incentives (all at 100% of base salary) remain unchanged.

•
In the case of a termination of employment without cause or for good reason, any unvested restricted share unit and share appreciation right awards will vest on a pro rata basis and, if applicable, be paid out.

On March 27, 2014, the Company amended its Change in Control Policy (the “CIC Policy”).  The amended CIC Policy provides for certain change in control benefits upon the occurrence of a qualifying change in control event (defined as a “Significant Transaction” in the amended CIC Policy) and a qualifying termination.  The definition of a “Significant Transaction” provides, among other things, that a Significant Transaction would occur when, at any time during a period of 12 consecutive months, 50% or more of the Board members at the beginning of such period cease to be Board members for any reason.  The change in control benefits include accelerated vesting and, if applicable, payment of any unvested equity awards.

The amended CIC Policy, and the amended forms of executive equity award agreements (reflecting the treatment of equity awards described above), are filed as Exhibits 10.1 through 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description

10.1	PartnerRe Ltd. Change in Control Policy
10.2	Form of PartnerRe Ltd. Executive Restricted Share Unit Award Agreement
10.3	Form of PartnerRe Ltd. Executive Share-Settled Share Appreciation Right Award Agreement
10.4	Form of PartnerRe Ltd. Executive Performance Share Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)

Date:	March 27, 2014	By:	/s/ Marc Wetherhill
			Name:	Marc Wetherhill
			Title:	Chief Legal Counsel

Index to Exhibits

Exhibit No.	Description

10.1	PartnerRe Ltd. Change in Control Policy
10.2	Form of PartnerRe Ltd. Executive Restricted Share Unit Award Agreement
10.3	Form of PartnerRe Ltd. Executive Share-Settled Share Appreciation Right Award Agreement
10.4	Form of PartnerRe Ltd. Executive Performance Share Unit Award Agreement